Exhibit 99.1

Saga Communications, Inc.

Announces Appointment of Chief Operating Officer

Grosse Pointe Farms, MI – March 2, 2016 – Saga Communications, Inc. (NYSE MKTSGA) today announced the appointment of a Chief Operating Officer.

The Board of Directors of Saga Communications, Inc., announced today that Warren S. Lada, Executive Vice President of Saga Communications, Inc., has been appointed as Chief Operating Officer, effective March 2, 2016. Edward K. Christian, President, Chairman and CEO commenting on his appointment, said, “Warren has been with Saga for over two decades in various capacities, starting as a market manager and now currently as Executive Vice President. We have worked side by side in growing Saga into a well-respected company in the Broadcast industry. His promotion to COO is long overdue.”

Saga Communications, Inc. is a broadcasting company whose business is devoted to acquiring, developing and operating broadcast properties. The Company owns or operates broadcast properties in 26 markets, including 67 FM and 32 AM radio stations, 4 television stations and 5 low-power television stations. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacom.com.